Exhibit 99.1
ION Announces Closing of $40.7 Million Private Placement
Company Increases 2009 Guidance
HOUSTON, TX — June 4, 2009 — ION Geophysical Corporation (NYSE: IO) today announced that it has closed on the private placement of 18,500,000 shares of its common stock at a purchase price of $2.20 per share. ION will use the approximately $38.0 million in net proceeds from the private placement, along with approximately $3.0 million in cash on hand, to repay in full its bridge loan under a Bridge Loan Agreement dated December 30, 2008, with Jefferies Finance LLC.
ION has provided Jefferies Finance LLC with a required pre-payment notice. By repaying the bridge loan prior to its maturity, ION will avoid certain duration payments it would have been required to pay in connection with the loan and reduce its future cash interest expenses. After retiring the bridge loan, outside of normal trade payables, ION will not have any outstanding indebtedness maturing prior to 2013.
Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “The private placement and pre-payment of the bridge loan have the effect of increasing shares of common stock outstanding by 18,500,000 and decreasing our 2009 annual interest expense related to our outstanding debt by approximately $5.4 million. As a result, we now anticipate 2009 interest expense of between $30.0 million and $35.0 million. After applying these changes, we now anticipate 2009 earnings (losses) of between ($0.01) and $0.15 per diluted share if we exclude approximately $0.25 per diluted share of special charges taken in the first quarter related to impairments of our intangible assets and severance charges, and between ($0.10) and ($0.26) per diluted share if we include the special charges. We are very pleased that our investors continue to demonstrate their support for our business, strategy and prospects.”
Barclays Capital acted as exclusive placement agent for ION on the private placement. A reconciliation of the first quarter special charges can be found in the tables following ION’s press release issued on May 6, 2009 regarding its first quarter 2009 results of operations.
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.

Contacts
ION (Investor relations)
Chief Financial Officer
Brian Hanson, +1 281.879.3672
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated earnings per share for fiscal 2009 and estimated annual interest expense for fiscal 2009. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the economic downturn and the volatile credit environment; risks associated with the integration of ARAM’s business; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
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